Exhibit 77(o)

             Item 77O- Transactions effected pursuant to Rule 10f-3

In June 2005, ING Intermediate Bond Fund engaged in a Rule 10f-3 affiliated underwriter transaction. The transaction was in compliance with the Board approved procedures.